3: SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Exhibit 10.9

AMENDED AND RESTATED

CONSOLIDATED LOAN AND SECURITY AGREEMENT

AND MODIFICATION AGREEMENT

THIS AMENDED AND RESTATED CONSOLIDATED LOAN AND SECURITY AGREEMENT AND MODIFICATION AGREEMENT ("Agreement") is made effective as of the 25th day of June, 2003, by and between FLEET CAPITAL CORPORATION ("Lender"), a Rhode Island corporation with an office at 5950 Sherry Lane, Suite 300, Dallas, Texas 75225, and SEPCO INDUSTRIES, INC., a Texas corporation ("Sepco"), with offices at 7272 Pinemont, Houston, Texas 77040, AMERICAN MRO, INC., a Nevada corporation ("American"), with offices at 7272 Pinemont, Houston, Texas 77040, DXP ACQUISITION, INC. d/b/a STRATEGIC ACQUISITION, INC., a Nevada corporation ("DXP"), with offices at 7272 Pinemont, Houston, Texas 77040, PELICAN STATE SUPPLY COMPANY, INC., a Nevada corporation ("Pelican"), with offices at 7272 Pinemont, Houston, Texas 77040, and DXP ENTERPRISES, INC., a Texas corporation ("Parent"), with offices at 7272 Pinemont, Houston, Texas 77040 (Sepco, American, Pelican and DXP being hereinafter jointly and severally, individually and collectively, referred to herein as the "Borrower," as governed by the provisions of Sections 1.4 and 1.5 of this Agreement.

WHEREAS, Sepco and Lender entered into that certain Second Amended and Restated Loan and Security Agreement dated April 1, 1994 (as amended, the "Sepco Loan Agreement") with American, Sepco and Lender being the present parties to the Sepco Loan Agreement; and

WHEREAS, DXP and Lender entered into that certain Loan and Security Agreement, dated June 16, 1997 (as amended, modified or restated from time to time, the "DXP Loan Agreement"); and

WHEREAS, Pelican and Lender entered into that certain Loan and Security Agreement dated May 29, 1997 (as amended, modified or restated from time to time, the "Pelican Loan Agreement") (the Sepco Loan Agreement, the Pelican Loan Agreement, and the DXP Loan Agreement being hereinafter collectively referred to as the "Existing Loan Agreements"); and

WHEREAS, each of Sepco, American, Pelican and DXP is a subsidiary of Parent; and

WHEREAS, each of Sepco, American, Pelican, DXP, and Parent want to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and have therefore requested that Lender combine and consolidate the respective revolving credit facilities established pursuant to the Existing Loan Agreements and have further requested that Lender permit Parent to become a co-borrower in connection with such combined and consolidated revolving credit facilities, and have further requested that Lender extend the respective credit facilities established pursuant to the Existing Loan Agreements and make certain other amendments to the Existing Loan Agreements, and Sepco has requested that Lender agree to certain modifications to the Term Note (as such term is hereinafter defined); and

WHEREAS, subject to the terms, provisions and conditions specified in this Agreement, Lender is willing to agree to the foregoing requests of Borrower; and

WHEREAS, to effectuate the foregoing, Borrower and Lender desire to consolidate, amend and restate (but not extinguish) the Existing Loan Agreements and make Parent a party thereto and to modify the Term Note as hereinafter set forth.

NOW THEREFORE, in consideration of the premises and other value, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

SECTION 1. GENERAL DEFINITIONS

Defined Terms. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Accounts - has the meaning assigned thereto under the Code.

Account Debtor - any Person who is or may become obligated under or on account of an Account.

ACH Exposure Reserve Amount - means the amount calculated as follows:

Day	Amount
(i) Ninth Business Day immediately preceding a scheduled payroll payment date for Borrower	(i) $ 150,000
(ii) Eighth Business Day immediately preceding a scheduled payroll payment date for Borrower	(ii) $ 225,000
(iii) Seventh Business Day immediately preceding a scheduled payroll payment date for Borrower	(iii) $ 300,000
(iv) Sixth Business Day immediately preceding a scheduled payroll payment date for Borrower	(iv) $ 375,000
(v) Fifth Business Day immediately preceding a scheduled payroll payment date for Borrower	(v) $ 450,000
(vi) Fourth Business Day immediately preceding a scheduled payroll payment date for Borrower	(vi) $ 525,000
(vii) Third Business Day immediately preceding a scheduled payroll payment date for Borrower	(vii) $ 600,000
(viii) Second Business Day immediately preceding a scheduled payroll payment date for Borrower	(viii) $ 675,000
(ix) Business Day immediately preceding a scheduled payroll payment date for Borrower	(ix) $ 750,000
(x) Business Day which is a scheduled payroll payment date for Borrower and thereafter until Ninth Business Day immediately preceding a scheduled payroll payment date for Borrower	(x) $ 75,000

Acquisition Term Loans - has the meaning assigned to such term in the Sepco Loan Agreement.

Adjusted Net Earnings From Operations - with respect to any fiscal period, means the consolidated (in accordance with GAAP) net earnings (or loss) of Parent and its Subsidiaries after provision for income taxes for such fiscal period of Parent, all as reflected on the consolidated financial statement of Parent and its Subsidiaries supplied to Lender pursuant to Section 9.1(J) hereof, but excluding: (a) any gain or loss arising from the sale of capital assets; (b) any gain arising from any write-up of assets; (c) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (d) earnings of any corporation, substantially all the assets of which have been acquired in any manner by Parent or a Subsidiary of Parent, realized by such corporation prior to the date of such acquisition; (e) net earnings of any business entity (other than a Subsidiary) in which Parent has an ownership interest unless such net earnings shall have actually been received by Parent or such Subsidiary of Parent in the form of cash distributions; (f) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to Parent or a Subsidiary of Parent; (g) the earnings of any Person to which any assets of Parent or any Subsidiary of Parent shall have been sold, transferred or disposed of, or into which Parent or a Subsidiary of Parent shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction: (h) any gain arising from the acquisition of any Securities of Parent or a Subsidiary of Parent; and (i) any gain arising from extraordinary or non-recurring items.

Affiliate - a Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (b) which beneficially owns or holds 5% or more of the voting Securities of Borrower; or (c) 5% or more of the voting Securities (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by Borrower or a Subsidiary of Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

Agreement - this Amended and Restated Consolidated Loan and Security Agreement and Modification Agreement, as amended, modified, supplemented or restated from time to time.

American - has the meaning assigned thereto in the preamble.

Applicable Annual Rate - as defined in Section 3.1(a) of this Agreement.

April 2001 Amendment - has the meaning assigned thereto in the Sepco Loan Agreement.

Availability - The amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) and the undrawn amount of all LC Guaranties then outstanding is subtracted from the Borrowing Base, as the calculation is determined by Lender. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

Average Daily Availability - The amount obtained by adding the difference between the Borrowing Base and the unpaid balance of Revolving Credit Loans owing by Borrower to Lender at the end of each day during the period in question and by dividing such sum by the number of days in such period.

Bank - Fleet National Bank.

Banking Relationship Indebtedness - Indebtedness or other obligations of Borrower or any Affiliate of Borrower relating to or arising out of (i) checking and operating account relationships between Borrower or any Affiliate of Borrower and Lender or any Affiliate of Lender (including Bank), including any obligations under Cash Management Agreements, and (ii) Hedging Agreements with Lender or any Affiliate of Lender (including Bank).

Base Rate - the rate of interest announced or quoted by Bank from time to time as its "base rate" for commercial loans, whether or not such rate is the lowest rate charged by said bank to its most preferred borrowers; and, if the base rate for commercial loans is discontinued by said bank as a standard, a comparable reference rate designated by said bank as a substitute therefor shall be the Base Rate.

Base Rate Loans - all Loans other than Eurodollar Loans.

Borrower - has the meaning assigned to such term in the preamble.

Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

(a) Thirty Million Dollars ($30,000,000), minus the unpaid principal balance of the Term Loan at such date, minus the aggregate face amount of all LC Guaranties and Letters of Credit issued by Lender or Affiliates of Lender outstanding at such date minus the ACH Exposure Reserve Amount at such date; or

(b) an amount equal to:

(i) 85% of the net amount of Eligible Accounts outstanding at such date (as determined by Lender in its sole discretion);

PLUS

(ii) the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000), or (B) (x) 50% of the value of Eligible Inventory (as determined by Lender in its sole discretion) at such date consisting of finished goods, calculated on the basis of the lower of cost or fair market value (as determined by Lender in its sole discretion) with the cost of finished goods calculated on a first-in, first-out basis, to the extent such Eligible Inventory is not SmartSource Inventory, plus (y) the SmartSource Inventory Amount;

MINUS (subtract from the sum of clauses (i) and (ii))

(iii) an amount equal to the sum of (A) the face amount of all LC Guaranties and Letters of Credit issued by Lender or Affiliates of Lender and outstanding at such date, and (B) any amounts which Lender may be obligated to pay in the future for the account of Borrower pursuant to this Agreement, the Other Agreements or otherwise, and (C) the ACH Exposure Reserve Amount at such date.

For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Lender's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

Business Day - a day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions in such state are closed.

Capital Expenditures - expenditures made and liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise and the principal portion of payments with respect to capitalized lease obligations.

Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Management Agreements - any agreement entered into from time to time between Borrower or any of its Subsidiaries, on the one hand, and Bank or any of its Affiliates or any other banking or financial institution, on the other, in connection with cash management services for operating, collections, payroll and trust accounts of Borrower or its Subsidiaries provided by such banking or financial institution, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

Certified Security - has the meaning assigned thereto under the Code.

Chattel Paper - has the meaning assigned thereto under the Code.

Closing Date - the date on which all of the conditions precedent in Section 10 are satisfied.

Code - the Uniform Commercial Code as adopted and in force in the State of Texas, as from time to time in effect.

Collateral - all of the Property and interests in Property described in Section 4 hereof, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the obligations.

Commercial Tort Claims - has the meaning assigned thereto in the Code.

Commitment - Thirty Million Dollars ($30,000,000.00).

Computer Hardware and Software - all of Borrower's rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (c) any firmware associated with any of the foregoing; and (d) any documentation for hardware, Software and firmware described in clauses (a), (b) and (c) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Contract Right - any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - as defined in Section 3.1(a) of this Agreement.

Deposit Account - has the meaning assigned thereto under the Code.

Distribution - in respect of any corporation means and includes: (a) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (b) the redemption or acquisition of securities unless made contemporaneously from the net proceeds of the sale of Securities.

Document - has the meaning assigned thereto under the Code.

Domestic Loan Adjustment Date - initially, September 30, 2003, and thereafter, the last Business Day of the calendar quarter during which Lender receives the Compliance Certificate required by Section 9.1(j) hereof having a calculation date as of the last day of September, December, March, or June, as the case may be (referred to in this Agreement as "Quarterly Compliance Certificate"), beginning with the Compliance Certificate having the calculation date as of September 30, 2003.

Domestic Margin - (i) for all Revolving Credit Loans, for the period commencing April 1, 2003, and continuing until September 30, 2003, the Domestic Margin shall be 0.25% per annum, (ii) for all Term Loans, for the period commencing April 1, 2003, and continuing until September 30, 2003, the Domestic Margin shall be 0.50% per annum, and thereafter (iii) on each Domestic Loan Adjustment Date, the applicable percent per annum set forth in the pricing table below respectively for Revolving Credit Loans and for the Term Loans opposite the ratio of (i) the aggregate principal amount of all Senior Debt outstanding on the calculation date of the applicable Quarterly Compliance Certificate to (ii) the EBITDA calculated for the trailing twelve calendar month period ending on the calculation date of the applicable Quarterly Compliance Certificate.

PRICING TABLE

Ratio of Senior Debt to EBITDA	Domestic Margin for Revolving Credit Loans	Domestic Margin for Term Loans
(i) Less than 3.50 to 1.00	(i) 0.00%	(i) 0.25%
(ii) Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	(ii) 0.00%	(ii) 0.25%
(iii) Greater than or equal to 4.00 to 1.00, but less than 4.75 to 1.00	(iii) 0.25%	(iii) 0.50%
(iv) Greater than or equal to 4.75	(iv) 0.50%	(iv) 0.75%

Dominion Account - a special account of Borrower established by Borrower pursuant to this Agreement at a bank selected by Borrower, but acceptable to Lender, in its sole discretion, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

DXP - has the meaning assigned to such term in the preamble.

DXP Loan Agreement - has the meaning assigned to such term in the preamble.

DXP Revolver Obligations - means the revolving credit loans outstanding on the Closing Date pursuant to the DXP Loan Agreement.

EBITDA - for any fiscal period of Borrower, means the sum of (i) the Adjusted Net Earnings From Operations of Parent and its Subsidiaries for such period, plus (ii) non-cash charges of Parent and its Subsidiaries in respect to depreciation and amortization for such period, plus (iii) Tax Expense of Parent and its Subsidiaries for such period, plus (iv) Interest Expense of Parent and its Subsidiaries for such period, all of the above being determined on a consolidated basis in accordance with GAAP.

Electronic Chattel Paper - has the meaning assigned thereto in the Code.

Eligible Account - an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which Lender, in its credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

(b) [RESERVED]

(c) it is due or unpaid more than 90 days after the original invoice date; or

(d) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

(e) the total unpaid Accounts of the Account Debtor exceed 25% of the net amount of all Accounts, to the extent of such excess; or

(f) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or

(g) the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

(h) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if the Account Debtor has ceased to be Solvent or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(i) it arises from a sale to an Account Debtor outside the United States; or

(j) it arises from a sale to the Account Debtor on a bill-and- hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

(k) Lender in good faith believes that collection of such Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor's financial condition; or

(l) the Account Debtor is the United States of America or any department, agency or instrumentality thereof; or

(m) the Account Debtor is located in the State of New Jersey or Minnesota, unless Borrower has filed a Notice of Business Activities Report with the appropriate officials in those states for the then current year; or

(n) the Account is subject to a Lien other than a Permitted Lien; or

(o) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; provided, however, that the foregoing provisions of this paragraph (o) shall not apply to an Account arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services in connection with a written contract between Borrower and the relevant Account Debtor pursuant to which progress payments are billed by the Borrower to the relevant Account Debtor; further provided, however, that in order to be an Eligible Account, such billed progress payment must otherwise constitute an Eligible Account pursuant to the other provisions of the definition of "Eligible Account" and that to the extent the aggregate amount of all such billed progress payments exceed at any time $2,000,000, the billed progress payments in excess of $2,000,000 shall not constitute Eligible Accounts; or

(p) the total unpaid Accounts of the Account Debtor exceed a credit limit determined by Lender, to the extent such Account exceeds such limit; or

(q) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(r) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(s) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

(t) the Account arises from a retail sale of goods to a Person who is purchasing same primarily for personal, family or household purposes.

Eligible Inventory - such Inventory of Borrower which Lender, in its credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in Lender's good faith opinion, it

(a) is finished goods,

(b) is in good, new and saleable condition,

(c) is not obsolete or unmerchantable,

(d) [RESERVED]

(e) meets all standards imposed by any governmental agency or authority,

(f) conforms in all respects to the warranties and representations set forth in Section 6.1 hereof,

(g) is at all times subject to Lender's duly perfected, first priority security interest and no other Lien except a Permitted Lien,

(h) is situated at a location in compliance with Section 4.5 hereof and is not in transit;

(i) to the extent such Inventory is located on the premises of a customer of a Borrower on consignment and does not constitute SmartSource Inventory, such customer has executed a letter in the form of Exhibit A attached hereto (herein referred to as "Eligible Consigned Inventory"); provided, however, that at any particular date not more than $2,000,000 in Eligible Consigned Inventory may constitute "Eligible Inventory" for purposes of the Borrowing Base; and

(j) SmartSource Inventory.

Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

Equipment - has the meaning assigned thereto under the Code.

ERISA - the Employee Retirement Income Security Act of 1974, and all rules and regulations from time to time promulgated thereunder.

Eurodollar Adjustment Date - initially, September 30, 2003, and thereafter, the last Business Day of the calendar quarter during which Lender receives the Compliance Certificate required by Section 9.1(j) hereof having a calculation date as of the last day of September, December, March, or June, as the case may be (referred to in this Agreement as "Quarterly Compliance Certificate"), beginning with the Compliance Certificate having the calculation date as of September 30, 2003.

Eurodollar Base Rate - as applicable to any Eurodollar Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Eurodollar Loan which appears on the Telerate page 3750 as of 11:00 a.m. (London Time) on the day that is two (2) London Banking Days preceding the first day of such Eurodollar Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the Eurodollar Base Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such interest period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Eurodollar Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London Time), on the day that is two (2) London Banking Days preceding the first day of such Eurodollar Loan as selected by Lender. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Eurodollar Loan offered by major banks in New York City at approximately 11:00 a.m. (New York City Time), on the day that is two (2) London Banking Days preceding the first day of such Eurodollar Loan. In the event that Lender is unable to obtain any such quotation as provided above, it will be determined that Eurodollar Base Rate pursuant to a Eurodollar Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Eurodollar Reserve Percentage with respect to "Euro-currency Liabilities" (as defined in Regulation D) then for any period during which such Eurodollar Reserve Percentage shall apply, Eurodollar Base Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Eurodollar Reserve Percentage.

Eurodollar Borrowing Notice - as defined in Section 3.8(a) of this Agreement.

Eurodollar Interest Period - with respect to a Eurodollar Loan, a period of one (1), two (2), three (3) or six (6) months commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter, provided, however, that if there is no such numerically corresponding day in such first (1st), second (2nd), third (3rd) or sixth (6th) succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such first (1st), second (2nd), third (3rd) or sixth (6th) succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

Eurodollar Loan - a Revolving Credit Loan or any portion of the Term Loan which bears interest at a Eurodollar Base Rate.

Eurodollar Margin - (i) for all Revolving Credit Loans which are Eurodollar Loans, for the period commencing from the Closing Date and continuing until September 30, 2003, the Eurodollar Margin shall be 2.75% per annum, (ii) for all Term Loans which are Eurodollar Loans, for the period commencing from the Closing Date and continuing until September 30, 2003, the Eurodollar Margin shall be 3.00% per annum, and thereafter (iii) for all Eurodollar Loans outstanding during the period beginning on a Eurodollar Adjustment Date and ending on the day preceding the subsequent Eurodollar Adjustment Date, the applicable percent per annum set forth in the pricing table below respectively for Revolving Credit Loans and for the Term Loans opposite the ratio of (i) the aggregate principal amount of all Senior Debt outstanding on the calculation date of the applicable Quarterly Compliance Certificate to (ii) the EBITDA calculated for the trailing twelve calendar month period ending on the calculation date of the applicable Quarterly Compliance Certificate.

PRICING TABLE

Ratio of Senior Debt to EBITDA	Eurodollar Margin for Revolving Credit Loans	Eurodollar Margin for Term Loans
(i) Less than 3.50 to 1.00	(i) 2.25%	(i) 2.50%
(ii) Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	(ii) 2.50%	(ii) 2.75%
(iii) Greater than or equal to 4.00 to 1.00, but less than 4.75 to 1.00	(iii) 2.75%	(iii) 3.00%
(iv) Greater than or equal to 4.75	(iv) 3.00%	(iv) 3.25%

If Borrower shall fail to deliver a Quarterly Compliance Certificate by the date required pursuant to Section 9.1(j) of this Agreement, then effective as of the date such Quarterly Compliance Certificate becomes delinquent, the applicable Eurodollar Margin shall be conclusively presumed to equal the highest applicable Eurodollar Margin specified in the pricing table set forth above, such automatic adjustment to remain in effect until the first Business Day of the calendar month during which such delinquent Quarterly Compliance Certificate is delivered. From and after the first Business Day of the calendar month during which such delinquent Quarterly Compliance Certificate is delivered and until the next Eurodollar Adjustment Date, the Eurodollar Margin shall be determined by reference to such delinquent Quarterly Compliance Certificate and the pricing table set forth above.

Eurodollar Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

Event of Default - as defined in Section 11.1 of this Agreement.

Excess - as defined in Section 3.1(c) of this Agreement.

Existing Loan Agreements - has the meaning assigned thereto in the preamble.

Fixed Charge Ratio - for any fiscal period of Borrower means, the ratio of (i) an amount equal to (a) the sum of (1) the Adjusted Net Earnings From Operations of Parent and its Subsidiaries for such period, plus (2) non-cash charges of Parent and its Subsidiaries in respect to depreciation and amortization for such period, plus (3) Interest Expense of Parent and its Subsidiaries for such period minus (4) Capital Expenditures made by Parent and its Subsidiaries during such period, to (ii) Fixed Charges of Parent and its Subsidiaries for such period, all of the above being determined on a consolidated basis in accordance with GAAP.

Fixed Charges - for any fiscal period of Borrower means the sum of (i) scheduled principal payments required to be made by Parent and its Subsidiaries during such period in respect to Indebtedness, plus (ii) Interest Expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

Fixture - has the meaning assigned thereto under the Code.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

General Intangibles - has the meaning assigned thereto under the Code.

Goods - has the meaning assigned thereto under the Code.

Guarantors - Each Borrower, David Little, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the obligations.

Guaranty Agreements - the Continuing Guaranty Agreements executed by Guarantors in favor of Lender guaranteeing payment of all or part of the Obligations.

Hedging Agreement - any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

Indebtedness - as applied to a Person means, without duplication (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, capitalized lease obligations, (ii) all obligations of other Persons which such Person has guaranteed and (iii) in the case of Borrower (without duplication), the obligations.

Instrument - has the meaning assigned thereto under the Code.

Interest Expense - with respect to any fiscal period, the interest expense incurred for such period as determined in accordance with GAAP plus Letter of Credit and LC Guaranty fees owing for such period.

Inventory - has the meaning assigned thereto under the Code.

Investment Property - has the meaning assigned thereto under the Code.

LC Amount - at any time, the aggregate face amount of all Letters of Credit and all LC Guaranties then outstanding.

LC Guaranty - a guaranty executed by Lender at Borrower's request in favor of a Person who has issued a Letter of Credit.

Letter of Credit - a letter of credit at any time issued for the account of Borrower.

Letter of Credit Rights - has the meaning assigned thereto under the Code.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

Loan Account - the loan account established on the books of Lender pursuant to Section 2.4 of this Agreement.

Loan Documents - this Agreement and the Other Agreements.

Loans - all loans and advances made by Lender pursuant to this Agreement, including, without limitation, all Revolving Credit Loans and the Term Loan.

London Banking Day - any date on which commercial banks are open for business in London, England.

Maximum Legal Rate - as defined in Section 3.1(b) of this Agreement.

Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Parent or any Subsidiary of Parent, (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Parent or any Subsidiary of Parent (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit to the extent such letters of credit have been drawn upon; and (v) Indebtedness of Parent or any Subsidiary of Parent under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iv) hereof, if owed directly by Parent or such Subsidiary of Parent.

Mortgages - has the same meaning as in each of the Existing Loan Agreements and also includes, without limitation, all presently existing and hereafter arising mortgages and deeds of trust, executed by Borrower and/or Guarantors, by which Borrower and/or such Guarantor grant and convey to Lender, as security for the Obligations, a Lien (of such priority as shall be required by Lender) upon all real Property of Borrower or such Guarantor, as the case may be, wherever located.

Note - the Term Note.

Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties (including, without limitation, Banking Relationship Indebtedness) owing, arising, due or payable from Borrower or any Affiliate of Borrower to Lender or any Affiliate of Lender (including Bank), of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the Other Agreements or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, the reimbursement obligations of Borrower under Section 2.4 of this Agreement, and all other interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrower under any of the Other Agreements.

Original Term - as defined in Section 3.3(a) of this Agreement.

Other Agreements - any and all agreements, instruments and documents heretofore, now or hereafter executed by Borrower or Guarantors, as the case may be, and delivered to Lender in respect to the transactions contemplated by this Agreement, including, without limitation, the Notes, the Shareholder Pledge Agreement, the Parent Security Agreement, the Parent Pledge Agreement, the Guaranty Agreements and the Mortgages.

Overadvance - as defined in Section 2.1 of this Agreement.

Parent - has the meaning assigned thereto in the preamble.

Parent Pledge Agreement - collectively, these certain stock pledge agreements executed by Parent, in favor of Lender, whereby Parent grants to Lender a first priority Lien in all capital stock of Pelican, Sepco and DXP owned by Parent, securing payment of the Obligations and Parent's obligations under its Guaranty Agreements, including (a) Stock Pledge Agreement, dated June 16, 1997, executed by Parent, in favor of Lender, covering all capital stock in DXP owned by Parent, (b) Stock Pledge Agreement, dated May 29, 1997, executed by Parent, in favor of Lender, covering all capital stock in Pelican owned by Parent, and (c) Stock Pledge Agreement, dated May 29, 1997, executed by Parent, in favor of Lender, covering all capital stock in Sepco owned by Parent.

Parent Security Agreement - that certain Security Agreement, dated July 27, 2000, executed by Parent in favor of Lender, whereby Parent grants to Lender a security interest (having the priority therein specified) in all assets of Parent, securing payment of the Obligations and Parent's obligations under its Guaranty Agreements, as thereafter renewed, amended and modified.

Participating Lender - each Person who shall be granted the right by Lender to participate in any of the Loans described in this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

Payment Intangibles - has the meaning assigned thereto in the Code.

Pelican Loan Agreement - has the meaning assigned to such term in the preamble.

Pelican Revolver Obligations - means the revolving credit loans outstanding on the Closing Date pursuant to the Pelican Loan Agreement.

Permitted Liens - any Lien of a kind specified in subparagraphs (i) through (viii) of Section 9.2(e) of this Agreement.

Person - an individual, partnership, corporation, joint stock company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

Pre-Existing Sepco, Pelican and DXP Obligations - as defined in Section1.5 of this Agreement.

Prohibited Transaction - any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

Projections - Borrower's forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Renewal Terms - as defined in Section 3.3(a) of this Agreement.

Reportable Event - any of the events set forth in Section 4043 (b) of ERISA.

Restricted Investment - any investment in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following: (a) investments in one or more Subsidiaries of Borrower; (b) Property to be used in the ordinary course of business; (c) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower; (d) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (e) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and (f) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

Revolving Credit Loan - a Loan made by Lender as provided in Section 2.1 of this Agreement.

Schedule of Accounts - as defined in Section 5.2 of this Agreement.

Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

Security Entitlement - has the meaning assigned thereto under the Code.

Senior Debt - means all Money Borrowed, excluding Subordinated Debt.

Sepco - has the meaning assigned thereto in the preamble.

Sepco Loan Agreement - has the meaning assigned thereto in the preamble.

Sepco Revolver Obligations - means the revolving credit loans outstanding on the Closing Date pursuant to the Sepco Loan Agreement.

Sepco Term Obligations - as defined in Section 1.5 of this Agreement.

Seventh Amendment - has the meaning assigned thereto in the Sepco Loan Agreement.

Shareholder Pledge Agreement means collectively, those certain stock pledge agreements executed by shareholders of Parent, in favor of Lender, whereby such shareholders grant to Lender a first priority Lien in all capital stock of Parent owned by such shareholders, including (a) Stock Pledge Agreement, dated January 1, 1997, executed by Andrea Rae Little 1988 Trust, in favor of Lender, covering all capital stock in Parent owned by Andrea Rae Little 1988 Trust, (b) Stock Pledge Agreement, dated January 1, 1997, executed by Kacey Joyce Little 1988 Trust, in favor of Lender, covering all capital stock in Parent owned by Kacey Joyce Little 1988 Trust, and (c) Stock Pledge Agreement, dated January 1, 1997, executed by Nicholas David Little 1988 Trust, in favor of Lender, covering all capital stock in Parent owned by Nicholas David Little 1988 Trust.

Sixth Amendment - has the meaning assigned thereto in the Sepco Loan Agreement.

SmartSource Inventory - Eligible Inventory located at the premises of a customer of Borrower to the extent Borrower has personnel at such premises managing inventory for such customer as part of Borrower's "SmartSource" program and Borrower has designated such Eligible Inventory to be "SmartSource Inventory."

SmartSource Inventory Amount - the lesser of (a) $1,500,000 and (b) 50% of the value of SmartSource Inventory (as determined by Lender in its sole discretion) at such date consisting of finished goods, calculated on the basis of the lower of cost or fair market value (as determined by Lender in its sole discretion) with the cost of finished goods calculated on a first-in, first-out basis; provided the maximum SmartSource Inventory Amount set forth in clause (a) above shall be increased, at the sole discretion of Lender, up to the amount of $3,000,000 upon receipt by Lender of letters in the form of Exhibit A attached hereto from all parties with an interest in the premises where SmartSource Inventory is located.

Software - has the meaning assigned thereto in the Code.

Solvent - as to any Person, such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (b) is able to pay all of its Indebtedness as such Indebtedness matures, and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Subordinated Debt - Indebtedness of Borrower to whose existence Lender has consented in writing and that is subordinated to the Obligations pursuant to a written agreement acceptable to Lender in all respects as to both form and substance.

Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the voting Securities at the time of determination.

Supporting Obligations - has the meaning assigned thereto under the Code.

Tangible Chattel Paper - has the meaning assigned thereto in the Code.

Tax Expense - with respect to any fiscal period, the tax expense incurred for such period as determined in accordance with GAAP.

Term Loan - as defined in Section 2.2 of this Agreement.

Term Note - that certain Secured Promissory Note, dated March 1, 1994, in the original principal amount of $1,329,277.37, executed by Sepco, and payable to the order of Lender, as renewed, extended, modified and restated from time to time, including, without limitation, as modified and extended by (i) the Third Amendment Modification Agreements (which Third Amendment Modification Agreements, among other things, modified the Term Note to reflect the increase of the Term Loan to $5,000,000), (ii) the Sixth Amendment (which Sixth Amendment, among other things, modified the Term Note to reflect the increase of the Term Loan to $9,887,000), (iii) the Seventh Amendment (which Seventh Amendment, among other things, modified the Term Note to reflect the increase of the Term Loan to $12,387,000), (iv) that certain May 1999 Amendment to Second Amended and Restated Loan and Security Agreement and Modification to Other Agreements executed by Sepco (which document, among other things, modified the Term Note to extend the maturity of the Term Loan until April 1, 2000), (v) that certain August 1999 Amendment to Second Amended and Restated Loan and Security Agreement and Modification to Other Agreements, executed by Sepco and Lender (which document, among other things, modified the Term Note to extend the maturity of the Term Loan until April 1, 2001), (vi) that certain August 2000 Amendment to Second Amended and Restated Loan and Security Agreement and Modification to Other Agreements, executed by Lender and Sepco (which document, among other things, modified the Term Note to extend the maturity of the Term Loan until June 1, 2001), (vii) that certain November 2000 Amendment to Second Amended and Restated Loan and Security Agreement and Modification to Other Agreements, executed by Lender and Sepco which document, among other things, modified the Term Note to extend the maturity of the Term Loan until October 1, 2001), (viii) that certain April 2001 Amendment to Second Amended and Restated Loan and Security Agreement and Modification to Other Agreements, executed by Lender and Sepco (which document, among other things, modified the Term Note to reflect the increase of the Term Loan on the date of such document from $8,547,730.06 to $9,002,730.06 and to extend the maturity of the Term Loan until April 1, 2002), (ix) that certain August 2001 Amendment to Second Amended and Restated Loan and Security Agreement and Modification to Other Agreements (which document, among other things, extended the maturity of the Term Loan until April 1, 2004), and (x) this Agreement.

Third Amendment - has the meaning assigned thereto in the Sepco Loan Agreement.

Third Amendment Modification Agreements - has the meaning assigned thereto in the Sepco Loan Agreement.

Uncertified Security - has the meaning assigned thereto under the Code.

1.2 Accounting and Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in preparation of the financial statements referred to in Section 9.1(j), and all financial data pursuant to the Agreement shall be prepared in accordance with such principles. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

1.3 Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to this Agreement or any of the Other Agreements, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.4 The Term "Borrower" or "Borrowers." All references to "Borrower" or "Borrowers" herein shall refer to and include each Borrower separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to Lender by any Borrower shall be deemed to be ratified by, consented to and also delivered by the other Borrower. Each Borrower recognizes and agrees that each covenant and agreement of "Borrower" or "Borrowers" under this Agreement and the Other Agreements shall create a joint and several obligation of the Borrowers, which may be enforced against Borrowers, jointly, or against each Borrower separately. Without limiting the terms of this Agreement and the Other Agreements, security interests granted under this Agreement and Other Agreements in properties, interests, assets and collateral shall extend to the properties, interests, assets and collateral of each Borrower. Similarly, the term "Obligations" shall include, without limitation, all obligations, liabilities and indebtedness of such corporations, or any one of them, to Lender, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several, or individual.

1.5 Sepco Term Obligations; Pre-Existing Sepco, Pelican and DXP Obligations. Notwithstanding any other provision of the Term Note or this Agreement to the contrary, it is hereby agreed that (i) neither American nor Pelican nor DXP nor Parent has or is assuming payment of the indebtedness evidenced by the Term Note (collectively, the "Sepco Term Obligations"), and (ii) in addition, Parent is not assuming payment of the unpaid principal balance of the other Obligations which were incurred by Sepco, Pelican and/or DXP prior to the Closing Date pursuant to the Existing Loan Agreements and the other "Loan Documents" (as respectively defined in the Existing Loan Agreements) (the "Pre-Existing Sepco, Pelican and DXP Obligations"). However, the parties hereto agree and acknowledge that the preceding sentence shall not (i) limit any contingent liability of (a) either American or Pelican or DXP or Parent for payment of any of the Sepco Term Obligations which arises pursuant to any Guaranty Agreement to which it is a party which guaranties payment of indebtedness of Sepco to Lender, or (b) limit any contingent liability of Parent for payment of any of the Pre-Existing Sepco, Pelican and DXP Obligations which arises pursuant to any Guaranty Agreement to which Parent is a party, or (ii) limit the security interest and Liens in favor of Lender granted by either American or Pelican or DXP or Parent against the assets of such Person, which Liens shall secure payment of all Obligations arising in connection with this Agreement, whether currently existing or hereafter arising. For purposes of determining on or after the date hereof which payments are applied to Sepco Term Obligations, and which payments are applied to the Pre-Existing Sepco, Pelican and DXP Obligations, (x) all payments received by Lender from Sepco on account of the Obligations shall be deemed to be applied first in payment of all then due and payable Sepco Term Obligations (until such time as the Sepco Term Obligations shall have been reduced to zero), and thereafter to the Pre-Existing Sepco, Pelican and DXP Obligations, and thereafter to the other Obligations, all as hereinafter set forth, and unless Borrower specifically indicates to the contrary in writing to Lender, all payments received by Lender through the Dominion Account shall be deemed to be payments received by Lender from Sepco, (y) all payments received by Lender from any Borrower other than Sepco or Parent shall be deemed to be applied on account of Obligations which are not Sepco Term Obligations and all payments received by Lender from Parent shall be deemed to be applied on account of Obligations which are neither Sepco Term Obligations nor Pre-Existing Sepco, Pelican and DXP Obligations, and to the extent that, notwithstanding the foregoing, for any reason any payment received by Lender from any Borrower other than Sepco or Parent shall instead be determined to have been applied on account of any Sepco Term Obligations, such payment shall be deemed to have been made by such Borrower pursuant to any Guaranty Agreement to which it is a party which guaranties payment of indebtedness of Sepco to Lender and, to the extent that, notwithstanding the foregoing, for any reason any payment received by Lender from Parent shall instead be determined to be applied on account of any Sepco Term Obligations or any Pre-Existing Sepco, Pelican and DXP Obligations, such payment shall be deemed to have been made by Parent pursuant to the relevant Guaranty Agreement to which it is a party, and (z) unless Borrower specifically indicates to the contrary in writing to Lender, all payments received by Lender on the Term Note shall be deemed to be payments received from Sepco, and to the extent that, notwithstanding the foregoing, for any reason any payment received by Lender on the Term Note shall instead be determined to have been made by a Borrower other than Sepco, such payment shall be deemed to have been made by such Borrower pursuant to any Guaranty Agreement to which it is a party which guaranties payment of indebtedness of Sepco to Lender, and, unless Borrower specifically indicates to the contrary in writing to Lender, all payments received by Lender on the Pre-Existing Sepco, Pelican and DXP Obligations shall be deemed to be payments received from a Borrower other than Parent, and to the extent that, notwithstanding the foregoing, for any reason any payment received by Lender on the Pre-Existing Sepco, Pelican and DXP Obligations shall instead be deemed to have been made by Parent, such payment shall be deemed to have been made by Parent pursuant to the Guaranty Agreements to which it is a party.

1.6 Structure of Credit Facility. Each Borrower agrees and acknowledges that the present structure of the credit facilities detailed in this Agreement is based in part upon the financial and other information presently known to Lender regarding each Borrower, the corporate structure of Borrowers, and the present financial condition of each Borrower. Each Borrower hereby agrees that Lender shall have the right, in its sole discretion, at any time to require that any or all of the following changes be made to these credit facilities: (i) establish a separate "borrowing base" for each Borrower, (ii) advance a Revolving Credit Loan specifically to a specific Borrower, based on such Borrower's availability under its own "borrowing base," (iii) restrict loans and advances between Borrowers, (iv) establish separate lockbox and dominion accounts for each Borrower, and (v) establish such other procedures as shall be deemed by Lender to be useful in tracking where Loans are made under this Agreement and the source of payments received by Lender on such Loans.

SECTION 2. CREDIT FACILITY

2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make Revolving Credit Loans to Borrower from time to time, in amounts determined by Lender, in its sole discretion, up to a maximum principal amount at any time outstanding equal to the Borrowing Base at such time. Unless otherwise agreed to by Lender, proceeds of any Revolving Credit Loan hereafter advanced by Lender shall be disbursed to Sepco. On the Closing Date, Lender may make Revolving Credit Loans to Borrower to repay the Sepco Revolver Obligations, the DXP Revolver Obligations and the Pelican Revolver Obligations. If the unpaid balance of the Revolving Credit Loans should exceed the Borrowing Base or any other limitation set forth in this Agreement, such Revolving Credit Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all benefits thereof. Insofar as Borrower may request and Lender may be willing, in its sole and absolute discretion, to make Revolving Credit Loans to Borrower at a time when the unpaid balance of Revolving Credit Loans exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Lender shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be payable ON DEMAND, shall be secured by the Collateral and shall bear interest as provided herein for Revolving Credit Loans generally. The Revolving Credit Loans shall be used solely for the satisfaction of existing Indebtedness of Borrower and for Borrower's general operating capital needs to the extent not inconsistent with the provisions of this Agreement.

Subject to the provisions of Section 3.8(a) hereof, a request for a Revolving Credit Loan shall be made or shall be deemed to be made in the following manner: (i) unless otherwise agreed to by Lender, Sepco shall give Lender notice of Borrower's intention to borrow, in which notice Sepco shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 12:00 p.m. Dallas, Texas time on the proposed borrowing date; (ii) the becoming due of any amount required to be paid under this Agreement as interest shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest; (iii) the becoming due of any amount required to be paid under this Agreement as principal shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date for the amount required to pay such principal; (iv) any payment made by Lender pursuant to a Letter of Credit or LC Guaranty which is not immediately reimbursed by Borrower shall be deemed irrevocably to be a request for a Revolving Credit Loan on the date of such payment by Lender; and (v) the becoming due of any other Obligations shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount then so due. As an accommodation to Borrower, Lender may permit telephonic or electronic requests for Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower, and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it.

2.1(A) Letters of Credit; LC Guaranties. Lender agrees, so long as no Default or Event of Default exists, and if requested by Borrower to (i) issue its or cause to be issued by its Affiliate, Standby Letters of Credit for the account of Borrower, provided that the aggregate amount of the LC Amount shall at no time exceed $1,000,000, or (ii) execute an LC Guaranty by which Lender shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to a Standby Letter of Credit. Any amounts paid by Lender under any LC Guaranty or in connection with any Letter of Credit shall be treated as a Loan, shall be payable on demand by Borrower, shall be secured by all the Collateral, and shall bear interest at the same rate as the other Loans, with such interest being payable at the same time as when interest is payable on the other Loans. Notwithstanding anything herein to the contrary, upon termination of this Agreement, Lender shall be entitled to retain its security interests in the Collateral (even if the Obligations have been paid in full) unless the Letters of Credit and all LC Guaranties shall have expired or have been cash collateralized on a dollar-for-dollar basis to Lender's satisfaction or have been covered by an irrevocable letter of credit issued by a financial institution acceptable to Lender, and in form and substance acceptable to Lender. Any Standby Letters of Credit issued for the account of Borrower by Lender or an Affiliate of Lender or covered by an LC Guaranty executed by Lender in existence on the Closing Date under the Existing Loan Agreements shall be deemed to be subject to and covered by the provisions of this Section 2.1(A).

2.2 Term Loan. Sepco represents and warrants to Lender that (i) effective as of April 1, 1994, Lender made to Sepco that certain term loan in the original principal amount of $1,329,277.37, evidenced by that certain Secured Promissory Note, dated April 1, 1994, in the original principal amount of $1,329,277.37, executed by Sepco and payable to the order of Lender, and (ii) as of the date of execution of the Third Amendment, the unpaid principal amount of such term loan was $82,231.76, and that in connection with the Third Amendment, at the request of Sepco, Lender converted $4,917,768.24 of the principal amount of Revolving Credit Loans made to Sepco by Lender outstanding on the date of execution of the Third Amendment to a term loan, which term loan was combined and consolidated with the outstanding principal amount of the term loan made to Sepco on April 1, 1994, such that the combined term loan was in the aggregate principal amount of $5,000,000, and (iii) as of the date of execution of the Sixth Amendment, the unpaid principal amount of such term loan was $4,887,000.00, and that in connection with the Sixth Amendment, at the request of Sepco, Lender made on the date of execution of the Sixth Amendment an additional $5,000,000 term loan to Sepco, the proceeds of which were used to replace working capital used by Sepco to acquire assets of Tri-Electric Supply, Ltd., and that such additional $5,000,000 term loan was combined and consolidated with the existing term loan, such that the combined and consolidated term loan was in the aggregate principal amount of $9,887,000.00, and (iv) as of the date of execution of the Seventh Amendment, the unpaid principal amount of such term loan was $9,887,000.00, and that in connection with the Seventh Amendment, at the request of Sepco, Lender on the date of execution of the Seventh Amendment provided to Sepco an additional $2,500,000 term loan, the proceeds of which were used to purchase the real property legally described on Exhibit A to the Seventh Amendment, and that such additional $2,500,000 term loan was combined and consolidated with the outstanding principal amount of the existing term loan such that the combined and consolidated term loan (after the full principal amount of the new $2,500,000 term loan was funded) was in the aggregate principal amount of $12,387,000, and (v) as of the date of execution of the April 2001 Amendment, the unpaid principal amount of such term loan was $8,547,730.06, and that in connection with the April 2001 Amendment, at the request of Sepco an additional $455,000 term loan was made to Sepco, and that such additional $455,000 term loan was combined and consolidated with the existing term loan, such that the combined and consolidated term loan was in the aggregate principal amount of $9,002,730.06 (such combined and consolidated term loan being referred to in this Agreement as the "Term Loan"). Sepco hereby represents and warrants that on the date hereof the unpaid principal amount of the Term Loan is $3,937,599.15 and that there are no claims or offsets against, or defenses or counterclaims to, payment of such amount to Lender. The Term Loan shall be repayable in accordance with the terms of the Term Note, and shall be secured by the Collateral. The parties hereto agree that the Term Loan represents a portion of the "Sepco Term Obligations" referred to and defined in Section 1.5 of this Agreement. If Sepco sells any of its Equipment or real Property, or if any of the other Property owned by Sepco is taken by condemnation, Sepco shall pay to Lender, unless otherwise agreed to by Lender, as and when received by Sepco and as a mandatory prepayment of the Term Loan (or, at Lender's option, such of the other Obligations as Lender may elect), a sum equal to the proceeds received by Sepco from such sale or condemnation, less any state or federal income tax directly attributable thereto. Sepco and Lender hereby agree to extend the maturity of the Term Note until April 1, 2006, and to revise the principal amortization provisions of the Term Note, and accordingly, effective as of January 1, 2003, Sepco and Lender amend and restate the last paragraph of page two of the Term Note to read in its entirety as follows:

"The principal amount of and accrued interest on this Note shall be due and payable on the dates and in the manner hereinafter set forth:

    interest shall be due and payable monthly, in arrears, on the first day of each month, continuing until such time as the full principal balance, together with all other amounts owing hereunder, shall have been paid in full;
    the principal shall be due and payable in monthly installments of NINETY-SEVEN THOUSAND AND NO/100 DOLLARS ($97,000.00) each, payable on the first day of each month, commencing on January 1, 2003, and continuing thereafter on the first day of each month thereafter to and including March 1, 2006; and

(c) the entire unpaid principal balance hereof, together with any and all other amounts due hereunder, shall be due and payable on April 1, 2006."

2.2(A) Acquisition Term Loans. Sepco represents and warrants to Lender and agrees with Lender that (i) the Acquisition Term Loans have been paid off in full, and (ii) there is no continuing commitment on the part of Lender to make any further Acquisition Term Loans pursuant to the Sepco Loan Agreement.

2.3 All Loans to Constitute One Obligation. All Loans shall constitute one general obligation of Borrower, and shall be secured by Lender's security interest in and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time or times hereafter granted by Borrower to Lender.

2.4 Reimbursement Obligations. If Lender shall pay any amount under a Letter of Credit or LC Guaranty, then Borrower shall automatically become obligated to immediately reimburse such amount to Lender, together with interest from and after the date Lender makes such payment under such Letter of Credit or LC Guaranty until payment in full to Lender by Borrower of Borrower's reimbursement obligation which shall accrue at the applicable per annum rate of interest then applicable for Revolving Credit Loans.

2.5 Audit and Appraisal Fees. Borrower shall reimburse Lender for all reasonable out-of-pocket costs and expenses incurred by Lender in connection with audits and appraisals of Borrower's books and records and such other matters as Lender shall deem appropriate; provided, however, so long as Borrower maintains a Fixed Charge Coverage Ratio, on a consolidated basis, of 1.15:1.0 for the previous twelve-month period ending on the date of such appraisal or field exam and no Default or Event of Default has occurred and is continuing, (i) Borrower will not be required to reimburse Agent for any new Inventory or real estate appraisal and (ii) Borrower will only be required to reimburse Agent for one field exam for such twelve month period. In connection with any audit by Lender of Parent's or Borrower's books and records, Borrower shall also pay Lender an aggregate per diem fee of Eight Hundred Fifty Dollars ($850). All such out-of-pocket costs, fees and expenses shall be payable on demand.

2.6 Loan Account. Lender shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower and any other obligation.

    Joint and Several Liability; Rights of Contribution.

(a) Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Lender hereunder and a desire of the Borrowers that each Borrower execute and deliver to Lender this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

(b) Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to Lender for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the obligations of any Loan being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any Person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover from Borrower.

(c) It is the intent of each Borrower that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis. Accordingly, as of the date hereof, the liability of each Borrower under this Section 2.7, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in an amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured ("Dated Liabilities") is, and is to be, less than the amount of the aggregate of a fair valuation of its Property as of such corresponding date ("Dated Assets"). To this end, each Borrower under this Section 2.7, (i) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from the other Borrower in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 2.7. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 2.7 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder.

SECTION 3. INTEREST, FEES, TERM AND REPAYMENT

3.1 Interest and Charges.

(a) Outstanding principal on the Loans shall bear interest, calculated daily, at the following rates per annum (individually called, as applicable, an "Applicable Annual Rate"): (i) Eurodollar Loans shall bear interest at a rate per annum equal to the applicable Eurodollar Margin plus the Eurodollar Base Rate for the Eurodollar Interest Period applicable thereto, and (ii) all other Loans shall bear interest at a rate per annum equal to the applicable Domestic Margin plus the Base Rate. All Loans shall bear interest at a rate per annum equal to the applicable Domestic Margin plus the Base Rate unless the Borrower provides a Eurodollar Borrowing Notice to the Lender in accordance with Section 3.8(a) irrevocably electing that all or a portion of the Loans are to bear interest at a Eurodollar Base Rate. Each Loan that is not a Eurodollar Loan shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. The Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the date hereof, but if this Agreement is executed on a day that is not a Business Day, the Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the last Business day immediately preceding the date hereof. Interest shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 360 days), commencing on the date hereof, and shall be payable monthly, in arrears, on the first day of each month; provided, however, that interest at the Maximum Legal Rate shall be computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of the Obligations shall bear interest at the lesser of (i) the Maximum Legal Rate or (ii) a fluctuating rate per annum, calculated daily (computed on the actual days elapsed over a year of 360 days), equal to 4.0% above the Applicable Annual Rate or other applicable rate of interest (the "Default Rate").

(b) Notwithstanding the foregoing or any other provision in this Agreement, (i) if at any time the amount of interest computed on the basis of the Applicable Annual Rate or the Default Rate would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter (the "Maximum Legal Rate"), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Annual Rate or Default Rate, as applicable, shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Annual Rate or Default Rate, as applicable; and (ii) unless preempted by federal law, the Applicable Annual Rate or Default Rate, as applicable, from time to time in effect hereunder may not exceed the applicable "weekly ceiling" (as such term is defined in Chapter 303 of the Texas Finance Code [Vernon's Texas Codes Annotated], as amended from time to time) from time to time in effect.

(c) No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and Lender or default of Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between Borrower and Lender, or the arising of any contingency whatsoever, shall entitle Lender to contract for, charge, or receive, in any event, interest exceeding the Maximum Legal Rate. In no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Legal Rate ("Excess"), Borrower acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Base Rate, the Eurodollar Base Rate and the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

(d) The provisions of Section 3.1(c) shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Lender with respect to Borrower (or any other obligor in respect of Obligations), whether or not any provision of Section 3.1 is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations and obligations of the Borrower (or other obligor) asserted by Lender thereunder, be automatically recomputed by Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by Section 3.1(c).

(e) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or the Other Agreements than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable upon demand.

3.2 Unused Line Fee. Borrower agrees to pay Lender a quarterly unused facility fee, equal to one-quarter of one percent (0.25%) of the daily unused portion of the Commitment, payable quarterly in arrears, the first payment being due on July 1, 2003 (at which date all accrued but unpaid facility fees incurred pursuant to the Existing Loan Agreements shall also be due and payable) and continuing on the first day of each October, January, April and July thereafter during the term of this Agreement and upon termination hereof.

3.3 Term of Agreement; Termination.

(a) Subject to Lender's right to cease making Loans to Borrower at any time upon or after the occurrence of a default or an Event of Default, the provisions of this Agreement shall be in effect for a period from the date hereof, through and including April 1, 2006 (the "Original Term"). Upon written request by Borrower, Lender may, in its sole and absolute discretion, renew this Agreement for any number of successive one year periods thereafter (a "Renewal Term"), but Lender shall have no obligation to do so.

(b) Upon at least one hundred eighty (180) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement: provided, however, no such termination shall be effective until (i) Borrower has paid all of the Obligations in immediately available funds, and (ii) all Letters of Credit issued by Lender for the account of Borrower and all LC Guaranties have expired or been cash collateralized on a dollar-for-dollar basis to Lender's satisfaction or are covered by an irrevocable letter of credit issued for the benefit of Lender, issued by a financial institution acceptable to Lender, and in form and substance satisfactory to Lender. It is understood that Borrower may elect to terminate this Agreement in its entirety only: no section or lending facility may be terminated singly.

(c) All of the Obligations shall be forthwith due and payable upon any termination of this Agreement. Except as otherwise expressly provided in this Agreement or any of the Other Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or any of the Other Agreements shall in any way affect or impair the rights, powers or privileges of Lender or the obligations or liabilities of Borrower in any way relating to (i) any transaction or event occurring prior to such termination or cancellation or (ii) any of the undertakings, agreements, covenants, warranties or representations of Borrower contained in this Agreement or any of the Other Agreements. All such undertakings, agreements, covenants, warranties and representations of Borrower shall survive such termination or cancellation, and, notwithstanding such termination or cancellation, Lender shall retain its Liens in the Collateral and all of its rights and remedies under this Agreement and the Other Agreements until Borrower has paid the Obligations to Lender, in full, in immediately available funds.

3.4 Payments. Principal and interest on the Term Loan shall be payable as provided in the Term Note. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this Section 3.4 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

(a) Principal payable on account of Revolving Credit Loans made by Lender to Borrower, shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Lender or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the obligations, or (iii) termination of this Agreement; provided, however, that if the principal balance of Revolving Credit Loans outstanding at any time shall exceed the Borrowing Base at such time, Borrower shall, on demand, repay the Revolving Credit Loans in an amount sufficient to reduce the aggregate unpaid principal amount of such Revolving Credit Loans by an amount equal to such excess.

(b) Interest accrued on the Obligations shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement; provided, however, that Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to the Loan Account hereunder as a Revolving Credit Loan, a sum sufficient each month to pay all interest accrued on the Obligations during the immediately preceding month.

(c) The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement or the Other Agreements, or on demand, whichever is earlier.

3.5 Application of Payments and Collections. All items of payment received by Lender by 12:00 p.m. Dallas, Texas time, on any Business Day, shall be deemed received on that Business Day. All items of payment received after 12:00 p.m. Dallas, Texas time, on any Business Day, shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. If as the result of collections of Accounts as authorized by Section 5.4 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. In no event shall such credit balance be applied or be deemed to have been applied as a prepayment of the Term Loan unless so requested by Borrower, but Lender may offset such credit against the Obligations upon or after the occurrence of any Event of Default.

3.6 Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within 30 days of the date each account is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

3.7 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Lender for each Letter of Credit and LC Guaranty of a Letter of Credit, a fee equal to two and one-half percent (2.5%) per annum of the aggregate face amount of such Letters of Credit (if issued by Lender) and the LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or each such LC Guaranty, shall be due and payable in full upon issuance of each such Letter of Credit or such LC Guaranty, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

3.8 Additional Provisions Regarding Eurodollar Loans.

(a) Manner of Borrowing a Eurodollar Loan. Notwithstanding the provisions of Section 2.1, in the event Borrower desires to obtain a Eurodollar Loan, Borrower shall give Lender written notice of its intention to borrow a Eurodollar Loan (a "Eurodollar Borrowing Notice"), in which Eurodollar Borrowing Notice Borrower shall specify (x) the aggregate amount of such Eurodollar Loan, (y) the requested date of such Eurodollar Loan, and (z) the Eurodollar Interest Period applicable thereto. Borrower shall give Lender the Eurodollar Borrowing Notice no later than 12:00 p.m. Dallas, Texas time on the second Business Day prior to the requested date of the Eurodollar Loan. With respect to such Eurodollar Loans, (i) each Eurodollar Loan shall be in an integral multiple of $1,000,000, (ii) no more than five (5) Eurodollar Interest Periods may be in existence at any one time, and (iii) Borrower may not request a Eurodollar Loan if there exists a Default or Event of Default. The Borrower shall select Eurodollar Interest Periods with respect to Eurodollar Loans so that no Eurodollar Interest Period expires after the end of the Original Term, or if extended pursuant to Section 3.3(a), any Renewal Term. An outstanding Revolving Credit Loan may be converted to a Eurodollar Loan at any time subject to the provisions of this Section 3.8.

(b) Interest on Eurodollar Loans. Each Eurodollar Loan shall bear interest from and including the first day of the Eurodollar Interest Period applicable thereto (but not including the last day of such Eurodollar Interest Period) at the interest rate determined as applicable to such Eurodollar Loan, but interest on such Eurodollar Loan shall be payable as provided in Section 3.4. If at the end of a Eurodollar Interest Period for an outstanding Eurodollar Loan, Borrower has failed to deliver to Lender a new Eurodollar Borrowing Notice with respect to such Eurodollar Loan or to pay such Eurodollar Loan, then such Eurodollar Loan shall be converted to a Revolving Credit Loan bearing interest at a rate, and subject to all other terms and conditions of this Agreement, applicable to Revolving Credit Loans not constituting Eurodollar Loans on and after the last day of such Eurodollar Interest Period until paid or until the effective date of a new Eurodollar Borrowing Notice with respect thereto.

(c) Availability of Eurodollar Loans. If Lender determines that maintenance of any of its Eurodollar Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, Lender shall suspend the availability of Eurodollar Loans and require any Eurodollar Loans outstanding to be repaid (provided, that, without in any way impairing Borrower's obligations under Section 3.8(d) and Section 3.8(e), to the extent that Borrower is entitled to request a Revolving Credit Loan bearing interest at the Base Rate, Borrower may request such a Revolving Credit Loan in order to repay the Eurodollar Loans); or if Lender determines that (x) deposits of a type or maturity appropriate to match fund Eurodollar Loans are not available or (y) the Eurodollar Base Rate does not accurately reflect the cost of making a Eurodollar Loan, then Lender shall suspend the availability of Eurodollar Loans after the date of any such determination.

(d) Funding Indemnification. If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by Borrower because Borrower has not satisfied the conditions precedent to such Eurodollar Loan contained in this Agreement or has otherwise breached the terms of this Agreement, Borrower will indemnify Lender for any loss or cost incurred by it resulting therefrom, including without limitation any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Loan.

(e) Lender Statements: Survival of Indemnity. Within sixty (60) days of the date upon which Lender suspends the availability of Eurodollar Loans under Section 3.8(c) hereof or learns of any loss or cost for which Borrower has indemnified Lender under Section 3.8(d) hereof, Lender shall deliver a written statement as to the amount due under Section 3.8(c) or (d). Such written statement shall set forth in reasonable detail the calculations and basis therefor upon which Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though the Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Base Rate applicable to such Eurodollar Loan whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by Borrower of the written statement.

3.9 Yield Protection. If either (i) the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall subject Lender to any tax (including without limitation any United States interest equalization or similar tax, however named), duty or other charge with respect to any Eurodollar Loan or Lender's obligation to compute interest on the principal balance of any Eurodollar Loan at a rate based upon the Eurodollar Base Rate, or shall change the basis of taxation of payments to Lender of the principal of or interest on any Eurodollar Loan or any other amounts due under this Agreement in respect of any Eurodollar Loan or Lender's obligation to compute the interest on the principal balance of any Eurodollar Loan at a rate based upon the Eurodollar Base Rate, or (ii) any governmental authority, central bank or other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, or shall impose on Lender (or its eurodollar lending office) or any relevant interbank eurodollar market any other condition affecting any Eurodollar Loan or Lender's obligation to compute the interest on the principal balance of any Eurodollar Loan at a rate based upon the Eurodollar Base Rate; and the result of any of the foregoing is to increase the cost to Lender of maintaining any Eurodollar Loans, or to reduce the amount of any sum received or receivable by Lender under this Agreement by an amount deemed by Lender to be material, then upon demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction. Lender will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Lender to compensation pursuant to this Section 3.9. A certificate of Lender claiming compensation under this Section 3.9 and setting forth the additional amount or amounts to be paid to Lender hereunder shall be conclusive in the absence of manifest error.

SECTION 4. COLLATERAL: GENERAL TERMS

4.1 Security Interest in Collateral. To secure the prompt payment and performance to Lender of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all of each Borrower's assets, whether now owned or existing or hereafter created, acquired or arising and wheresoever located including, without limitation, the following Property and interests in Property of each Borrower:

(A) Accounts;

(B) Certificated Securities;

(C) Chattel Paper;

(D) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(E) Contract Rights;

(F) Deposit Accounts;

(G) Documents;

(H) Equipment;

(I) Financial Assets;

(J) Fixtures;

(K) General Intangibles, including Payment Intangibles and Software;

(L) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(M) Instruments;

(N) Intellectual Property;

(O) Inventory;

(P) Investment Property;

(Q) money (of every jurisdiction whatsoever);

(R) Letter-of-Credit Rights;

(S) Payment Intangibles;

(T) Security Entitlements;

(U) Software;

(V) Supporting Obligations;

(W) Uncertificated Securities; and

(X) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Lender will not enforce its security interest in Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Lender, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Lender (and to Lender's enforcement of such security interest) in the Lender's rights under such lease or license.

The security interests granted in the Collateral are given in renewal, extension and modification of the security interests previously granted to Lender by Borrower (including, without limitation, the security interests granted pursuant to the Existing Loan Agreements and the Parent Security Agreement); such existing security interests are not extinguished hereby; and the ranking, perfection and priority of such existing security interests shall continue in full force and effect.

4.2 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of Borrower described therein. Upon request by Lender, Borrower shall deliver to Lender, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Lender insuring Lender as mortgagee; such policies shall be in form and substance satisfactory to Lender and shall insure a valid first Lien in favor of Lender on the Property covered thereby, subject only to those exceptions acceptable to Lender and its counsel. Borrower shall deliver to Lender such other documents, including, without limitation, as-built survey prints of the real Property, as Lender and its counsel may reasonably request relating to the real Property subject to the Mortgage.

4.3 [RESERVED]

4.4 Lien Perfection. Borrower agrees to execute the UCC-1 financing statements provided for by the Code or otherwise together with any and all other instruments, assignments or documents and shall take such other action as may be reasonably required to perfect or to continue the perfection of Lender's security interest in the Collateral as a first priority Lien subject to Permitted Liens only. Unless prohibited by applicable law, Borrower hereby authorizes Lender to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof

.

4.5 Location of Collateral. All Collateral, other than Inventory in transit, will at all times be kept by Borrower at one or more of the business locations set forth in Exhibit B and shall not, without the prior written approval of Lender, be moved therefrom except, prior to an Event of Default, for sales of Inventory in the ordinary course of business and dispositions of Equipment that are authorized by Section 7.2 hereof.

4.6 Insurance of Collateral. Borrower agrees to maintain and pay for insurance upon all Collateral wherever located, in storage or in transit in vehicles, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Lender to insure Lender's interest in the Collateral. Borrower shall deliver the originals of such policies to Lender with satisfactory endorsements naming Lender as loss payee and as mortgagee pursuant to a standard mortgagee clause. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or owner of the Property nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Lender may, at Borrower's expense, procure the same, but shall not be required to do so. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

4.7 Protection of Collateral. All insurance expenses and all expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all taxes imposed by any governmental authority on any Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge the Loan Account therefor. Borrower agrees to reimburse Lender promptly therefor with interest accruing thereon daily at the Default Rate. All sums so paid or incurred by Lender for any of the foregoing and all reasonable costs and expenses (including reasonable attorneys' fees, legal expenses, and court costs) which Lender may incur in enforcing or protecting its Lien on or rights and interest in the collateral or any of its rights or remedies, together with interest at the Default Rate, shall be considered obligations hereunder secured by all Collateral. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

4.8 Other Collateral.

(a) Commercial Tort Claims. Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim against any third party and, upon request of Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Lender to give Lender a security interest in any such Commercial Tort Claim.

(b) Other Collateral. Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender control with respect to such Collateral; promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Lender, will promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Lender; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document and obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender.

SECTION 5. PROVISIONS RELATING TO ACCOUNTS

5.1 Representations, Warranties and Covenants. With respect to all Accounts, Borrower represents and warrants to Lender that Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts, and, unless otherwise indicated in writing to Lender, that with respect to each Account: it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment; it arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor; it is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services; such Account, and Lender's security interest therein, is not, and will not be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Lender to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason; Borrower has made no agreement with any Account Debtor thereunder for any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto; there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto; to the best of Borrower's knowledge, the Account Debtor thereunder is Solvent and, at the time any contract or other document giving rise to the Account was executed, such Account Debtor had the capacity to contract; and Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of such Account.

5.2 Assignments, Records and Schedules of Accounts. If requested to do so by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly (or, if requested by Lender, daily), together with copies of invoices or invoice registers related thereto. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on a daily basis a sales and collections report for the preceding day, in form satisfactory to Lender. On or before the fifteenth day of each month from and after the date hereof, Borrower shall deliver to Lender, in form satisfactory to Lender, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Lender's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. If any amounts due and owing in excess of $50,000 are in dispute between Borrower and any Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

5.3 Administration of Accounts. Upon the granting of any discounts, allowances or credits by Borrower that are not shown on the face of the invoice for the Account involved, Borrower shall promptly report such discounts, allowances or credits, as the case may be, to Lender and in no event later than the time of its submission to Lender of the next Schedule of Accounts as provided in Section 5.2. If an Account includes a charge for any tax payable to any governmental taxing authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge the Loan Account therefor. Whether or not a Default or an Event of Default has occurred, Lender shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

5.4 Collection of Accounts. To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. All remittances received by Borrower on account of Accounts shall be held as Lender's property by Borrower as trustee of an express trust for Lender's benefit and Borrower shall immediately deposit same in the Dominion Account. After the occurrence of an Event of Default, Lender shall have the right to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees, to Borrower. Lender has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations on the first Business Day after Lender's receipt of payment in Hartford, Connecticut, in immediately available funds.

SECTION 6. PROVISIONS RELATING TO INVENTORY

6.1 Representations, Warranties and Covenants. With respect to Inventory, Borrower represents and warrants to Lender that Lender may rely, in determining which items of Inventory constitute Eligible Inventory, on all statements and representations made by Borrower with respect to any Inventory and that: All Inventory is presently and will continue to be located at either Borrower's places of business or at locations of certain of Borrower's customers (which currently existing places of business and such customer locations are listed on Exhibit B attached hereto), and at each time upon request by Lender (and automatically if an Event of Default has occurred and is continuing) Borrower shall give Lender prompt written notice of any additional place of business or any such additional customer location which occurs after the date hereof; no Inventory is now, nor shall any Inventory at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Lender's prior written consent; and no Inventory is or will be produced in violation of the Fair Labor Standards Act.

6.2 Inventory Reports. Borrower agrees to furnish Lender with Inventory reports at such times as Lender may request, but at least once each month. Such reports shall be in form and detail satisfactory to Lender. Borrower shall continue to do periodic cycle counts of Inventory in the same manner and at the same frequency as such periodic cycle counts are being presently conducted, and upon request by Lender, Borrower shall furnish the results of such cycle counts to Lender. After the occurrence and during the continuation of an Event of Default, upon request by Lender Borrower shall conduct a physical inventory and shall provide to Lender a report based on each such physical inventory promptly thereafter, together with such supporting information as Lender shall in its discretion request.

6.3 Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory to Borrower the shipment of which generated an Account on which such Account Debtor is obligated in excess of $150,000, Borrower shall notify Lender of the same immediately, specifying the reason for such return and the location and condition of the returned Inventory.

SECTION 7. PROVISIONS RELATING TO EQUIPMENT

7.1 Representations, Warranties and Covenants. With respect to the Equipment, Borrower represents, warrants and covenants to and with Lender that the Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of Lender, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment subject to first priority Liens in favor of Lender or subject to Permitted Liens. Immediately on request therefor by Lender, Borrower shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment (including, without limitation, certificates of title and applications for title). Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions made in accordance with Section 7.2 hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender.

7.2 Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, have a fair market value or book value, whichever is less, of $150,000 or less, provided that all proceeds thereof are turned over to Lender.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Lender as follows:

(a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; has duly qualified and is authorized to do business and is in good standing as a foreign corporation in all states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary; and has not been known as or used any corporate, fictitious or trade names in the past seven years except as disclosed on Exhibit C attached hereto and made a part hereof.

(b) Borrower has the right and power and is duly authorized to enter into, deliver and perform this Agreement and each of the Other Agreements to which it is a party, and this Agreement is, and each of the Other Agreements when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower enforceable against it in accordance with their respective terms.

(c) Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loans to Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of said Board of Governors.

(d) Borrower has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises which materially affect its ability to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

(e) Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others.

(f) Except as set forth on Exhibit D attached hereto and made a part hereof, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Properties in any court or before any governmental authority or arbitration board or tribunal, and no action, suit, proceeding or investigation shown on Exhibit D involves the possibility of materially and adversely affecting the Properties or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.

(g) Borrower has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its other Property, in each case, free and clear of all Liens except Permitted Liens.

(h) The balance sheet of Parent, on a consolidated basis, and such other Persons described therein as of December 31, 2002, and the related statements of income, for the periods ended on such dates, have been prepared, to the best of Borrower's knowledge, in accordance with GAAP (except for changes in application in which Parent's independent certified public accountants concur), and present fairly the financial positions of Parent and its Subsidiaries at such dates and the results of Borrower's operations for such periods. Since December 31, 2002, there has been no material change in the condition, financial or otherwise, of Parent and such other Persons as shown on the balance sheet as of such date and no change in the aggregate value of Equipment and real Property owned by Parent or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Parent for accounting purposes ends on December 31 of each year.

(i) There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Properties, business, prospects, profits, or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.

(j) Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could result in a material adverse change in the financial condition of Borrower (including, but not limited to, any Reportable Event or Prohibited Transaction) exists in connection with any Plan. Borrower has no withdrawal liability in connection with a Multi-Employer Plan.

(k) Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges that are due and payable.

(l) Borrower has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower, its Properties or the conduct of its business.

(m) No Default or Event of Default will exist or result from the execution and delivery of this Agreement or Borrower's performance hereunder.

(n) There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

8.2 Reaffirmation and Survival of Representations. Each request for a Loan made by Borrower pursuant to this Agreement or any of the Other Agreements shall constitute (A) an automatic representation and warranty by Borrower to Lender that there does not then exist any Default or Event of Default, and (B) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the Other Agreements are true in all material respects, except for any changes in the nature of Borrower's business or operations that would render the information contained in any exhibit hereto either materially inaccurate or materially incomplete, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement or any of the Other Agreements shall be true at the time of Borrower's execution of this Agreement and the Other Agreements, and shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

9.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any obligations to Lender, each Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

(a) Pay and discharge all taxes, assessments and governmental charges upon it, its income and Properties as and when such taxes, assessments and charges are due and payable, except and to the extent only that such taxes, assessments and charges are being actively contested in good faith and by appropriate proceedings, Borrower maintains adequate reserves on its books therefor and the nonpayment of such taxes does not result in a Lien upon any Properties or Borrower other than a Permitted Lien. Borrower shall also pay and discharge any lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties except for Permitted Liens.

(b) File all federal, state and local tax returns and other reports Borrower is required by law to file and maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon it, its income, or its profits, or upon any Property belonging to it.

(c) Pay to Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution (including, without limitation, any reasonable fees paid by Lender to any Participating Lender) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender of proceeds of loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender, of any check or item of payment received or delivered to Lender on account of the obligations.

(d) Preserve and maintain its separate corporate existence and all rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which such qualification is necessary.

(e) Maintain its Properties in good condition and make all necessary renewals, repairs, replacements, additions and improvements thereto.

(f) Comply with all laws, ordinances, governmental rules and regulations to which it is subject, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the Properties or condition (financial or otherwise) of Borrower.

(g) (i) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan; (ii) promptly after the filing thereof, furnish to Lender copies of any annual report required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates subject to said section; (iii) notify Lender as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Lender, promptly upon Lender's request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

(h) Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP (to the best of Borrower's knowledge) reflecting all its financial transactions.

(i) Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower, inspect and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's business, assets, liabilities, financial condition, business prospects and results of operations.

(j) Cause to be prepared and furnished to Lender the following (all to be kept and prepared in accordance with GAAP applied on a consistent basis, unless Parent's certified public accountants concur in any change therein and such change is disclosed to Lender and are consistent with GAAP): (i) as soon as possible, but not later than 95 days after the close of each fiscal year of Parent, unqualified audited financial statements of Parent and its Subsidiaries (including Sepco, Pelican, DXP and American) as of the end of such year, certified as to the statements by a firm of independent certified public accountants of recognized standing selected by Parent but acceptable to Lender (except for a qualification for a change in accounting principles with which such accounting firm concurs) and an unaudited consolidated and consolidating financial statement of Parent and its Subsidiaries (including Sepco, Pelican, DXP and American), certified by the principal financial officer of Parent as prepared in accordance with GAAP to the best of his knowledge and fairly presenting the financial position and results of operations of Parent and its Subsidiaries (including Sepco, Pelican, DXP and American) for such year; and (ii) as soon as possible, but not later than 30 days after the end of each January, February, April, May, July, August, October and November hereafter, and not later than 45 days after the end of each March, June, September and December hereafter, unaudited interim financial statements of Parent and its Subsidiaries (including Sepco, Pelican, DXP and American) as of the end of such month and of the portion of Parent's fiscal year then elapsed, certified by the principal financial officer of Parent as prepared in accordance with GAAP to the best of his knowledge, and fairly presenting the financial position and results of operations of Parent and its Subsidiaries (including Sepco, Pelican, DXP and American) for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 9.1(j), Borrower shall cause to be prepared and furnished to Lender a certificate from the chief financial officer of Borrower certifying to Lender that to the best of his knowledge, Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon Borrower in this Agreement and the Other Agreements and that no Default or Event of Default has occurred, or, if such Default or Event of Default has occurred, specifying the nature thereof.

(k) At Lender's request, promptly execute or cause to be executed and deliver to Lender any and all documents, instruments and agreements reasonably deemed necessary by Lender to perfect or to continue the perfection of Lender's Liens as first priority Liens subject only to Permitted Liens, to facilitate collection of the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the Other Agreements.

(l) Within 30 days after the end of each January, February, April, May, July, August, October and November and within 45 days after the end of each March, June, September and December, or more frequently if requested by Lender, cause the chief financial officer of Borrower to prepare and deliver to Lender a Compliance Certificate in the form of Exhibit E attached hereto, with appropriate insertions.

(m) As soon as available, and in any event no later than 60 days after the end of each fiscal year of Borrower, deliver to Lender Projections of Borrower for the forthcoming fiscal year, month by month.

(n) Promptly after sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Parent has made available to its shareholders and copies of any regular periodic and special reports or registration statements which Parent files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor or any national securities exchange.

    Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

(a) Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person; nor acquire all or any substantial part of the Properties of any Person.

(b) Make any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person in excess of an aggregate $100,000 outstanding at any time for all such loans; provided, however, that notwithstanding the foregoing, (i) a Borrower may make loans or other advances of money to another Borrower, and (ii) the existing loans described on Exhibit G attached hereto shall not be prohibited by the provisions of this Section 9.2(b).

(c) Enter into any transaction with any Affiliate or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower.

(d) Guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person except by endorsement of instruments or items of payment for deposit or collection.

(e) Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except: (i) Liens at any time granted in favor of Lender; (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being contested as permitted by Section 9.1(a) hereof, but only if in Lender's judgment such Lien does not affect adversely Lender's rights or the priority of Lender's Lien in the Collateral; (iii) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of Borrower's business, but only if the payment thereof is not at the time required and only if such Liens are junior to the Liens in favor of Lender: (iv) Liens resulting from deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws; (v) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner satisfactory to Lender for the full amount thereof, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower's business; (vi) reservations, exceptions, easements, rights of way, and other similar encumbrances affecting real Property, provided that, in Lender's judgment, they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of Borrower's business and, if said real Property constitutes Collateral, Lender has consented thereto; (vii) a Lien upon fixed assets or improvements granted by Borrower to secure Capital Expenditures permitted under Section 9.2(i) hereof to the extent such Lien is only upon such fixed assets or improvements and secures payment of only such permitted Capital Expenditures; and (viii) such other Liens as Lender may hereafter approve in writing.

(f) Make any payment of any part or all of any Subordinated Debt in violation of the subordination agreement relating to such Subordinated Debt or voluntarily prepay any Subordinated Debt; or enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt.

(g) Declare or make any Distributions; provided, however, that notwithstanding the foregoing, (i) a Borrower shall be permitted to make cash dividends on its capital stock to the extent such capital stock is owned by another Borrower, and (ii) Parent may pay each fiscal year cash dividends of up to the aggregate amount of $100,000 on any capital stock of Parent, provided that no Default or Event of Default exists at the time of payment of such cash dividend or would result as a result of such payment.

(h) Hereafter create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary to whose existence Lender has consented.

(i) Permit Capital Expenditures made by Borrower (including, without limitation, by way of capitalized leases) to exceed in the aggregate $1,000,000 during each fiscal year of Parent.

(j) Transfer its principal place of business or chief executive office, except upon at least 60 days prior written notice to Lender and after the delivery to Lender of financing statements, if required by Lender, in form satisfactory to Lender to perfect or continue the perfection of Lender's Lien and security interest hereunder.

(k) Enter into any new business or make any material change in any of Borrower's business objectives, purposes and operations.

(l) Sell, lease or otherwise dispose of any of its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of Borrower's business for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary or (iii) dispositions expressly authorized by this Agreement.

(m) Use any corporate name (other than its own) or any fictitious name, tradestyle or "d/b/a" except for names disclosed in writing to Lender on or before the Closing Date.

(n) [RESERVED]

(o) Own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Lender shall have received an opinion of counsel satisfactory to Lender to the effect that such purchase or acquisition will not cause this Agreement to violate Regulations T, U, or X or any other regulation of the Federal Reserve Board then in effect.

(p) Make or have any Restricted Investment.

(q) Change its fiscal year or permit any Subsidiary to have a fiscal year different from that of Borrower.

(r) Create, assume or suffer to exist any indebtedness for borrowed money or issue or sell any obligation of Borrower (whether absolutely, concurrently or otherwise), excluding only (i) the Obligations; (ii) accounts payable and accrued liabilities arising in the ordinary course of Borrower's business; (iii) indebtedness incurred for the payment of Capital Expenditures permitted by this Agreement; (iv) existing indebtedness of Borrower which shall have been approved in writing by Lender, and which shall be set forth on Exhibit F attached hereto and made a part hereof (and to the extent set forth on Exhibit F, such indebtedness is approved by Lender); and (v) such other indebtedness as Lender may hereafter approve in writing.

9.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, Parent and its Subsidiaries shall:

(a) Maintain, as of the last day of each calendar month, on a consolidated basis, in accordance with GAAP, a Fixed Charge Ratio of not less than 1.15 to 1.00 for the twelve calendar month period ending on the last day of such month.

(b) Maintain for each calendar month, beginning with June, 2003, Average Daily Availability for such calendar month of at least $2,000,000.

SECTION 10. CONDITIONS PRECEDENT

Notwithstanding any other provision of this Agreement or any of the Other Agreements, and without affecting in any manner the rights of Lender under the other sections of this Agreement, it is understood and agreed that this Agreement will not become effective and Lender will not make any Loan under Section 2 of this Agreement unless and until each of the following conditions has been and continues to be satisfied, all in form and substance satisfactory to Lender and its counsel:

10.1 Documentation. Lender shall have received the following documents, each in form and substance satisfactory to Lender and its counsel:

(a) the relevant Consent and Ratification respectively duly executed by each Borrower, David R. Little, and David C. Vinson, Trustee for Kacey Joyce Little, Nicholas David Little and Andrew Rae Little 1988 Trusts, in the form required by Lender;

(b) Modifications to the existing Mortgages, duly executed by the relevant Borrower party to such Mortgage, in the form required by Lender;

(c) a closing certificate signed by the chief executive officer and chief financial officer of Borrower dated as of the date hereof, stating that (i) the representations and warranties set forth in Section 8 hereof are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and (iii) on such date no Default or Event of Default has occurred or is continuing;

(d) the written opinion of counsel to Borrower, regarding Borrower, the Loan Documents and the transactions contemplated by this Agreement and the Other Agreements; and

(e) such other documents, instruments and agreements as Lender shall reasonably request in connection with the transaction contemplated hereby.

10.2 Other Conditions. The following conditions have been and shall continue to be satisfied:

    no Default or Event of Default shall exist;

(b) each of the conditions precedent set forth in the Other Agreements shall have been satisfied; and

(c) no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in Lender's judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the Other Agreements.

SECTION 11. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

(a) Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the Term Note within ten days after the due date of such installment;

(b) Borrower shall fail to pay any of the Obligations that are not evidenced by the Term Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);

(c) any warranty, representation, or other statement made or furnished to Lender by or on behalf of Borrower or Guarantor or in any instrument, certificate or financial statement furnished in compliance with or in reference to this Agreement or any of the Other Agreements proves to have been false or misleading in any material respect when made or furnished;

(d) Borrower shall fail or neglect to perform, keep or observe (i) any covenant contained in this Agreement (other than a covenant a default in the performance or observance of which is dealt with specifically in clause (ii) hereof or elsewhere in this Section 11.1) and the breach of such covenant is not cured to Lender's satisfaction within 15 days after the sooner to occur of Borrower's receipt of notice of such breach from Lender or the date on which such failure or neglect becomes known to any officer of Borrower or (ii) shall fail or neglect to perform, keep or observe any covenant contained in Sections 4.3, 4.4, 4.5, 4.6, 5.2, 5.4, 7.2, 9.1(a), 9.1(e), 9.1(f), 9.1(j), 9.1(k), 9.1(n), 9.2 or 9.3;

(e) any event of default shall occur under, or Borrower or any Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Other Agreements and such default shall continue beyond any applicable period of grace;

(f) here shall occur any default or event of default on the part of Borrower or any Guarantor under any agreement, document or instrument to which Borrower is a party or by which Borrower or any Guarantor or any of Borrower's or any Guarantor's Property is bound, creating or relating to any Indebtedness (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made;

(g) any material loss, theft, damage or destruction not materially covered by insurance (as required by this Agreement and subject to such deductibles as Lender shall have agreed to in writing), or sale, lease or encumbrance of any of the Collateral or the making of any levy, seizure, or attachment thereof or thereon except in all cases as may be specifically permitted by other provisions of this Agreement;

(h) [RESERVED]

(i) Borrower or any Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower or any Guarantor under the Bankruptcy Code (if against Borrower or any Guarantor, the continuation of such proceeding for more than 30 days), or Borrower or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally;

(j) a Reportable Event shall occur which Lender shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed;

(k) any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof;

(l) any money judgment, writ or attachment or similar process is entered or filed against Borrower or any of its Property and results in the creation or imposition of any Lien that is not a Permitted Lien;

(m) Borrower shall incur, assume or suffer to exist any Indebtedness, whether direct or contingent, other than (i) Indebtedness listed on Exhibit F hereto, and (ii) additional Indebtedness (exclusive of trade payables) incurred each fiscal year, provided the aggregate amount of such additional indebtedness does not exceed $500,000 during such fiscal year;

(n) Lender shall in good faith deem itself insecure; or

(o) Sepco ceases to be a Subsidiary of Parent, unless due to the merger of Sepco into Parent, with Parent being the surviving entity.

11.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the obligations payable on demand in accordance with Section 3.4 hereof, upon and at any time after the occurrence of an Event of Default, all or any portion of the obligations due or to become due from Borrower to Lender (whether under this Agreement, any Other Agreement or otherwise) shall, at Lender's option, become at once due and payable without presentment, demand, protest, notice of dishonor, notice of default, notice of intent to accelerate, notice of acceleration, or any other notice whatsoever, and Borrower shall forthwith pay to Lender, in addition to any and all sums and charges due, the entire principal of and interest accrued on the obligations.

11.3 Remedies. Upon and after the occurrence of an Event of Default, Lender shall have and may exercise from time to time the following rights and remedies:

(a) All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights or remedies contained in this Agreement or any of the Other Agreements;

(b) The right to take immediate possession of the Collateral, and (i) to require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) to enter any of the premises of Borrower or wherever any of the Collateral shall be located, and to keep and store the same on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof);

(c) The right to sell or otherwise dispose of all or any Inventory or Equipment in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its discretion, may deem advisable. Borrower agrees that fifteen days written notice to Borrower of any public or private sale or other disposition of such Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of such Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off the amount of such price against the Obligations;

(d) Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

(e) The proceeds realized from the sale of any Collateral may be applied, after allowing two Business Days for collection, first to the costs, expenses and reasonable attorneys' fees incurred by Lender in collecting the Obligations, in enforcing Lender's rights under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Lender therefor; or

(f) Lender may, at its option, require Borrower to deposit with Lender funds equal to the LC Amount. Any such deposit shall be held by Lender as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit issued by Lender for the account of Borrower. At such time as all LC Guaranties have been paid or terminated and the Letters of Credit issued by Lender for the account of Borrower have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

11.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the Other Agreements, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to exercise or enforce any rights, Liens, powers or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such Liens, rights, powers and remedies, but all such Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied, and all Liens, rights, powers, and remedies herein provided for are cumulative and none are exclusive.

SECTION 12. MISCELLANEOUS

12.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) and Lender, or Lender's agent, may, without notice to Borrower and in either Borrower's or Lender's name, but at the reasonable cost and expense of Borrower:

(a) At such time or times hereafter as Lender or said agent may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lender or under Lender's control; and

(b) At such time or times upon or after the occurrence of an Event of Default as Lender or its agent may determine: (i) demand and enforce payment of the Accounts by legal proceedings or otherwise and exercise generally all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (iv) receive and open all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (v) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the obligations; (vi) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (vii) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (viii) make and adjust claims under policies of insurance; and (ix) do all other acts and things necessary, in Lender's reasonable determination, to fulfill Borrower's obligations under this Agreement.

12.2 Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances, but this indemnity shall specifically exclude liability for breach of any Environmental Laws caused solely and directly by Lender. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of Lender's obligation to make Revolving Credit Loans for a period of four (4) years beyond the date of such payment in full and termination.

12.3 Modification of Agreement. This Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender.

12.4 Reimbursement of Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: (A) the negotiation and preparation of this Agreement or any of the Other Agreements, any amendment of or modification of this Agreement or any of the Other Agreements; (B) the reasonable administration of this Agreement or any of the Other Agreements and the transactions contemplated hereby and thereby; (C) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Agreements or Borrower's affairs (other than litigation in which Borrower is the prevailing party and in which Lender is adverse to Borrower); (D) any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the Other Agreements, including, without limitation, the Account Debtors (other than litigation in which Borrower is the prevailing party and in which Lender is adverse to Borrower); or (E) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys' fees arising from such services and all expenses, costs, charges and other fees of such counsel or of Lender or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Agreements, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Lender harmless from and against liability in connection therewith. Borrower shall have no obligation to pay the legal expenses or other costs incurred by a Participating Lender or by Lender in connection with any sale or attempted sale of any interest herein to a Participating Lender.

12.5 Indulgences Not Waivers. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by Borrower under this Agreement or any of the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default by Borrower under this Agreement or any of the other Agreements shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

12.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.7 Successors and Assigns; Participations by Lender. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender; provided, however, that Borrower may not sell, assign or transfer any interest in this Agreement or any of the Other Agreements, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Any purported assignment by Borrower in violation of this Section 12.7 shall be void, without Lender's prior written consent. Borrower hereby consents to Lender's participation, sale, assignment, transfer or of the disposition, at any time or times hereafter, of this Agreement, any of the other Agreements, or any other obligations, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were the original "Lender" hereunder and Lender shall be relieved of all obligations hereunder upon any such assignment. In the case of a participation, each Participating Lender shall be entitled to receive all information received by Lender regarding the credit-worthiness of Borrower, including, without limitation, information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether such Participating Lender is subject to the circular or not).

12.8 Cumulative Effect: Conflict of Terms. The provisions of the Other Agreements are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.4 of this Agreement and except as otherwise provided in any of the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the Other Agreements, the provision contained in this Agreement shall govern and control.

12.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.10 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt, or by telegraph or telex and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered when delivered against receipt or three Business Days after deposit in the mail, postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answer-back received, addressed as follows:

(A) If to Lender: Fleet Capital Corporation

5950 Sherry Lane

Suite 300

Dallas, Texas 75225

Attention: Loan Administration Manager

with a copy to: Patton Boggs LLP

2001 Ross Avenue

Suite 3000

Dallas, Texas 75201

Attention: Kenneth M. Vesledahl, Esq.

(B) If to Borrower: Sepco Industries, Inc.

7272 Pinemont

Houston, Texas 77040

Attention: David R. Little

with a copy to: Looper, Reed & McGraw

1300 Post Oak Boulevard, Suite 2000

Houston, Texas 77056-8000

Attention: Gary A. Messersmith, Esq.

or to such other address as each party may designate for itself by like notice given in accordance with this Section 12.10; provided, however, that any notice, request or demand to or upon Lender pursuant to Section 3.3 shall not be effective until received by Lender. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date such notice is actually received by the noticed party.

12.11 Lender's Consent. Whenever Lender's consent is required to be obtained under this Agreement or any of the Other Agreements as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion (unless otherwise expressly provided herein) and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

12.12 Demand Obligations. Nothing in this Agreement shall affect or abrogate the demand nature of any portion of the Obligations expressly made payable on demand by this Agreement or by any instrument evidencing or securing same, and the occurrence of an Event of Default shall not be a prerequisite for Lender's requiring payment of such Obligations.

12.13 Time of Essence. Time is of the essence of this Agreement and the Other Agreements.

12.14 Entire Agreement. This Agreement and the Other Agreements, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.15 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

12.16 Nonapplicability of Chapter 303 of Texas Finance Code. Borrower and Lender hereby agree that the provisions of Chapter 346 of the Texas Finance Code [Vernon's Texas Codes Annotated] (which regulates certain revolving loan accounts and revolving triparty accounts) shall not apply to this Agreement or any of the other Loan Documents.

12.17 No Preservation or Marshaling. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person.

12.18 GOVERNING LAW; CONSENT. AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN DALLAS, TEXAS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN TEXAS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF LENDER'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF TEXAS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE DISTRICT COURT OF DALLAS COUNTY, TEXAS, OR, AT LENDER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NONCONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE, AT THE ELECTION OF LENDER, BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID; PROVIDED THAT LENDER SHALL ALSO SEND, BY TELECOPY, TO BORROWER A COPY OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS (AN AFFIDAVIT OF AN OFFICER, EMPLOYEE OR AGENT OF LENDER STATING THAT SUCH TELECOPY WAS SENT TO BORROWER SHALL BE PRESUMPTIVELY CORRECT IN ALL RESPECTS). NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.19 WAIVERS BY BORROWER. BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (B) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, INTENT TO ACCELERATE, ACCELERATION, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER'S REMEDIES; (D) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (E) ANY RIGHT BORROWER MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE LENDER TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL OR IN ANY OTHER PROPERTY OF BORROWER UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY BORROWER, AND BY ANY PERSON WHOSE LOANS TO BORROWER IS USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS, OF AN AGREEMENT INDEMNIFYING LENDER FROM ANY LOSS OR DAMAGE LENDER MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY LENDER FROM BORROWER OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS; AND (F) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.20 SPECIAL LOUISIANA PROVISIONS. Insofar as the validity or perfection of the security interest hereunder or the remedies hereunder are governed by the laws of the State of Louisiana, Borrower agrees as follows:

(a) For purposes of Louisiana executory process, Borrower acknowledges the obligations secured hereby, whether now exiting or to arise hereafter, and confesses judgment thereon if not paid when due. Upon the occurrence of an Event of Default and at any time thereafter so long as the same shall be continuing, and in addition to all of the rights and remedies granted the Lender hereunder, it shall be lawful for and Borrower hereby authorizes Lender without making a demand or putting Borrower in default, a putting in default being expressly waived, to cause all and singular the Collateral to be seized and sold after due process of law, Borrower waiving the benefit of any and all laws or parts of laws relative to appraisement of property seized and sold under executory process or other legal process, and consenting that the Collateral be sold without appraisement, either in its entirety or in lots or parcels, as Lender may determine, to the highest bidder for cash or on such other terms as the plaintiff in such proceedings may direct. In addition, Lender shall have all of the rights and remedies available to it under this Agreement or under the Louisiana Commercial Laws (Louisiana Revised Statutes, Title 10), then in effect (La. R.S. 10:9-101 et seq.).

(b) Borrower hereby waives:

(i) Borrower hereby waives: the benefit of appraisement provided for in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure and all other laws conferring the same;

(ii) the demand and three (3) days notice of demand as provided in Articles 2639 and 2721 of the Louisiana Code of Civil Procedure;

(iii) the notice of seizure provided by Articles 2293 and 2721 of the Louisiana Code of Civil Procedure;

(iv) the three (3) day delay provided for in Articles 2331 and 2722 of the Louisiana Code of Civil Procedure;

(v) Borrower expressly authorizes and agrees that Lender shall have the right to appoint a keeper of the Collateral pursuant to the terms and provisions of La. R.S. 9:5136; and

(vi) All liens and security interests created and perfected by Borrower prior to the effective date of Chapter 9 of the Louisiana Commercial Laws (La. R.S. 10:9-101 et sect.) (the "Existing Liens") shall remain effective according to their terms and the applicable provisions of law, and nothing contained herein shall constitute a novation of, or otherwise extinguish such Existing Liens.

12.21 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12.22 Release. EACH BORROWER HEREBY ACKNOWLEDGES THAT IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE "OBLIGATIONS" OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM LENDER. EACH BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES LENDER, ITS PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED, WHICH ANY BORROWER MAY NOW OR HEREAFTER HAVE AGAINST LENDER, ITS PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY "LOANS", INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE EXISTING LOAN AGREEMENTS, THE LOAN DOCUMENTS OR THIS AGREEMENT, AND NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT.

12.23 Amendment, Restatement and Consolidation. This Agreement is an amendment, modification, extension, consolidation and restatement, and not an extinguishment or novation of the Existing Loan Agreements, and the liens, security interests and other obligations arising thereunder or evidenced thereby. Without limiting the foregoing, each Borrower hereby ratifies and confirms each "Loan Document" (as respectively defined in the Existing Loan Agreements) to which it is a party.[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed in Dallas, Texas, on the day and year specified at the beginning hereof.

BORROWER:

SEPCO INDUSTRIES, INC.

By: ./s/Mac McConnell

Name: Mac McConnell

Title: V.P.

AMERICAN MRO, INC.

By: ./s/Mac McConnell

Name: Mac McConnell

Title: V.P.

DXP ACQUISITION, INC.

d/b/a STRATEGIC ACQUISITION, INC.

By: ./s/Mac McConnell

Name: Mac McConnell

Title: V.P.

PELICAN STATE SUPPLY COMPANY, INC.

By: ./s/Mac McConnell

Name: Mac McConnell

Title: V.P.

DXP ENTERPRISES, INC.

By: ./s/Mac McConnell

Name: Mac McConnell

Title: V.P.

LENDER:

FLEET CAPITAL CORPORATION

By: ./s/H. Michael Wills

Name: H. Michael Wills

Title: Senior Vice President